UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2021

Automatic Data Processing, Inc.
(Exact name of registrant as specified in charter)

Delaware	1-5397	22-1467904
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One ADP Boulevard, Roseland, New Jersey	07068
(Address of principal executive offices)	(Zip Code)

(973) 974-5000
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 Par Value (voting)	ADP	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 13, 2021, Kathleen A. Winters, Corporate Vice President and Chief Financial Officer of Automatic Data Processing, Inc. (the “Company”), notified the Company of her decision to retire from the Company, effective as of September 30, 2021. Effective as of October 1, 2021, the Company has appointed Don McGuire to succeed Ms. Winters to the position of Corporate Vice President and Chief Financial Officer reporting to the Chief Executive Officer.

Mr. McGuire, age 61, has been the Company’s President, Employer Services International since June 2018. Prior to his appointment as President, Employer Services International, Mr. McGuire held multiple senior leadership roles in key geographies around the globe, including as President, Global Enterprise Solutions EMEA/Streamline from July 2016 to June 2018, as Senior Vice President, General Manager, Asia Pacific Region from December 2012 to June 2016, and as General Manager, ADP United Kingdom/Ireland from September 2007 to December 2012. Mr. McGuire joined the Company in 1998 as Vice President, Finance, ADP Canada and served in various positions of increasing responsibility, including as the Chief Financial Officer for ADP Canada.

The Company is providing Mr. McGuire the following key compensation and benefits:

•	An annual base salary of CAD $823,515, equivalent to approximately $650,000 in USD, based on a current conversion rate (as Mr. McGuire, a Canadian national, receives his cash compensation in Canadian dollars);
•	An annual target bonus of 150% of annual base salary, which will be prorated based on service during the fiscal year, with the payout to be calculated based on performance against a set of objectives under the Company’s Annual Cash Bonus Plan for Officers;
•	A one-time, time-based restricted stock award with a grant value of $2,100,000 in USD that will be granted on October 1, 2021, with 50% of the shares vesting on the first anniversary of the grant date and the remaining 50% of the shares vesting on the second anniversary of the grant date;
•	Participation in the long-term incentive compensation program for executives consisting of performance-based stock units (“PSUs”) and stock options, with an expected annual total target equity award value of $3,000,000 in USD for fiscal year 2022 reflecting a target PSU award of $1.6 million in USD to be granted on October 1, 2021, incremental to Mr. McGuire’s pre-existing equity award of $1.4 million in USD (granted with a mix of 70% PSUs and 30% stock options) made on September 1, 2021 in connection with his prior role; and
•	Subject to localizing Mr. McGuire in the U.S., participation in all of the Company’s applicable 401(k), executive retirement, deferred compensation, medical and health, life, accident, disability and other insurance programs, stock purchase and certain other perquisite and benefit programs on the same basis as similarly situated senior executives.

In addition, in the event of involuntary termination of Mr. McGuire’s employment without cause, he is entitled to 18 months of salary continuation, a prorated bonus and continued vesting in unvested equity awards for the 18-month severance period pursuant to the Company’s Corporate Officer Severance Plan. Mr. McGuire is also covered by the Company’s Change in Control Severance Plan for Corporate Officers, as amended, so that if his employment is terminated either involuntarily without cause or for “good reason,” within two years after a change in control, he would be entitled to receive 150% of his total annual compensation as defined in the plan and the accelerated vesting of unvested equity awards. Mr. McGuire is subject to and currently satisfies the Company’s stock ownership guidelines, which require him to have an ownership target in Company stock equal to three times base salary. He is also subject to the Company’s Clawback Policy.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTOMATIC DATA PROCESSING, INC.
(Registrant)

Date: September 14, 2021	By:	/s/ David Kwon
		Name:	David Kwon
		Title:	Vice President